                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-13531) pertaining to the Energy Ventures, Inc. 1992 Employee Stock Option Plan; the Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan; and the Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan of our report dated January 30, 2002, with respect to the consolidated financial statements and schedule of Weatherford International, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP
Houston, Texas
June 26, 2002